TANDY BRANDS ACCESSORIES, INC.

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins President/Chief Executive Officer (817) 548-0090	Integrated Corporate Relations Bill Zima (203) 682-8200 Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc. Jeff Siegel (516) 569-4271
ARLINGTON, TX, October 29, 2007 — Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) and Golconda Capital Portfolio, LP and its related entities today announced that an agreement had been reached appointing Mr. William D. Summitt to the Tandy Brands’ board and terminating the proxy contest that was to occur at the company’s 2007 Annual Meeting of Stockholders. As part of the agreement, Golconda agreed to withdraw its nomination of Mr. Summitt and Mr. Jedd Fowers and the company agreed to, immediately following the annual meeting, expand the size of the board to eight members and appoint Mr. Summitt as a Class II director, with a term expiring at the 2010 annual meeting. As a result of the settlement agreement, W. Grady Rosier and Colombe M. Nicholas were the only nominees presented for election at the annual meeting.
J.S.B. Jenkins, President and Chief Executive Officer of Tandy Brands commented, “We are pleased to have reached this agreement and welcome Mr. Summitt as a new member of our board of directors. Over the past few months, we have concluded that all parties share a strong desire to strengthen the company and increase value for our stockholders. We believe Mr. Summitt will be joining our board as a supportive and productive member. As a result of these conclusions, the board determined this settlement to be in the best interests of our stockholders.”
Mr. Summitt, the managing member of Golconda, stated, “I look forward to the opportunity to bring my investment management experience and perspective to board deliberations on the important issues facing Tandy Brands. I believe that the Tandy Brands board has a range of expertise that will allow us to successfully navigate the challenges we face and the opportunities we have to increase stockholder value.”
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.